Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

FLAG Telecom:

Willem Baralt, Group Treasurer

+44 20 7317 0837

irelations@flagtelecom.com

Jane Windsor, Director of Communications

+44 20 7317 0813

jwindsor@flagtelecom.com

Reliance Infocomm:

Jimmy Mogal, Head Corporate Communications

+91 22 3038 5128

Jimmy.Mogal@relianceinfo.com

FLAG TELECOM AMALGAMATES WITH RELIANCE GATEWAY

Shareholders vote to approve deal at Special Meeting

Reliance Group’s first international acquisition

London, U.K. and Mumbai, India – 12 January 2004:  FLAG Telecom, a leading provider of international wholesale network transport and communications services, today announced that the company has amalgamated with Reliance Gateway.  At the special shareholders meeting held in New York today, 88.8% of company’s shareholders were represented, and all of the votes cast were unanimously in favour of the proposal to amalgamate.  With this positive vote, all conditions for the closing of the amalgamation were satisfied allowing the amalgamation to become effective immediately following the meeting.

Speaking after today’s meeting, Patrick Gallagher, Co-Chairman and CEO, FLAG Telecom, said:  “The outcome of today’s vote is highly significant for both companies.  For Reliance, it marks a major step towards its vision of establishing the Reliance Group of companies as a world-class global telecommunications player.  For FLAG, it brings a strong base for future growth and opportunities to drive forward its strategy while contributing to the Reliance Group vision.

“FLAG brings both a unique global network footprint and a wealth of international experience, while Reliance already provides a state of the art telecommunications backbone throughout India.  As a Reliance company we will continue to deliver customer value through the leverage of our existing network, supported by focused strategic investments that maintain our competitive advantage.”

Amit Khanna, Reliance Infocomm, said: “FLAG’s global fibre optic network will complement our existing next generation digital network in India and enable us to serve our customers worldwide more effectively by offering end-to-end solutions.  FLAG has an excellent reputation in the international marketplace and will retain its own brand identity going forward.  FLAG’s people have shown unwavering professionalism and enthusiasm.  By sharing the best practices, processes and experience between the Reliance Group of companies we will become the carrier of choice for all international, as well as domestic, services.”

Advisors to Reliance on this transaction are Davis Polk & Wardwell, legal advisors and Deutsche Bank, financial advisors.  Advisors to FLAG Telecom are Akin Gump Strauss Hauer & Feld LLP, legal counsel and Houlihan Lokey Howard & Zukin (Europe) Limited, financial advisors.

About Reliance Infocomm

Reliance Infocomm Ltd., India’s largest mobile service provider, is a part of the Reliance group founded by Shri Dhirubhai H. Ambani (1932-2002).  Reliance Infocomm has established a pan-India, high-capacity, integrated (wireless and wireline) and convergent (voice, data and video) digital network, to offer services spanning the entire Infocomm value chain – infrastructure, services for enterprises and individuals, applications and consulting.  The Reliance Group is India’s largest business house with total revenues in the financial year ended March 2003 of Rs 800 billion (US$ 16.8 billion), cash profit of over Rs 98 billion (US$ 2.1 billion), net profit of over Rs 47 billion (US$ 990 million), market capitalisation Rs 974 billion (US$21.7 billion) and exports of Rs 119 billion (US$ 2.5 billion).

About FLAG Telecom

FLAG Telecom has an established customer base of more than 180 leading operators, including all of the top ten international carriers.  FLAG owns and manages an extensive optical fibre network spanning four continents and connecting key business markets in Asia, Europe, the Middle East and the USA.  FLAG also owns and operates a low latency global MPLS based IP network, which connects most of the world’s principal international Internet exchanges.  FLAG offers a focused range of global products, including global bandwidth, IP, Internet, Ethernet and Co-location services.  Recent news releases and further information are on FLAG Telecom’s website at: www.flagtelecom.com.

Forward-looking Statements

Statements contained in this Press Release that are not historical facts may be “forward-looking” statements as the term is defined in the Private Securities Litigation Reform Act of 1995.  To identify these forward-looking statements look for words like “believes”, “expects”, “may”, “will”, “should”, “seeks”, “intends”, “plans”, “projects”, “estimates”, or “anticipates” and similar words and phrases.  These, and all forward-looking statements, are based on current expectations and necessarily are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, our ability to achieve our objectives, and to continue to deliver customer value and to establish a strong base for future growth and opportunities.  More detailed information about these risks is contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the Securities and Exchange Commission.  We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.